Exhibit 99.1

National Atlantic Completes Merger with Palisades

Freehold, New Jersey, July 31, 2008 – National Atlantic Holdings Corporation (Nasdaq: NAHC), a property and casualty insurance and insurance-related services provider, today announced that it has completed the merger in which National Atlantic has been acquired by Palisades Safety and Insurance Association.

Under terms of the merger agreement, National Atlantic shareholders will receive $6.25 per share in cash.  At the close of business today, National Atlantic shares will be de-listed from the Nasdaq Global Market and will cease to trade on that market.

James V. Gorman, National Atlantic chief executive officer said, “We are pleased to announce the closing of the merger transaction.  We now look forward to a smooth integration of these two companies for our agents, policyholders and employees.”